Exhibit 4.1

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT, dated as of January 5, 2018 (this “Agreement”), is made between Melinta Therapeutics, Inc., a Delaware corporation (the “Company”) and The Medicines Company, a Delaware Corporation (the “Shareholder”).

A. On November 28, 2017, the Company and the Shareholder entered into a Purchase and Sale Agreement (as may be further amended from time to time, the “Purchase Agreement”), pursuant to which the Shareholder and certain of its subsidiaries sold certain assets and the capital stock of certain subsidiaries to the Company (the “Purchase”).

B. In connection with the Purchase and pursuant to the Purchase Agreement the Shareholder acquired Buyer Common Stock (as defined in the Purchase Agreement) (“Company Common Stock”).

C. In order to induce the Shareholder to adopt and approve the Purchase Agreement and approve the Purchase and other transactions contemplated in the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement.

D. Except as otherwise expressly set forth herein, capitalized terms used in this Agreement and set forth in Section 9 are used as defined in Section 9.

Now, therefore, the parties hereto agree as follows:

1. Mandatory Shelf Registration.

(a) The Company agrees to (i) file with the SEC, in no event later than two business days following the date hereof, a shelf Registration Statement on Form S-3 or such other form under the 1933 Act then available to the Company that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act or any successor rule thereto (the “Mandatory Shelf Registration Statement”) and (ii) use its best efforts to cause the Mandatory Shelf Registration Statement to be declared effective by the SEC as soon as reasonably practical thereafter, but in no event later than 90 calendar days after the initial date of filing thereof and, with respect to any Registration Statement required pursuant to Section 1(d), the Additional Registration Deadline; provided, that, notwithstanding the foregoing, if, during the period beginning on February 14, 2018 and ending on March 16, 2018 (the “Effectiveness Grace Period”), the Mandatory Shelf Registration Statement has otherwise satisfied all requirements for the declaration of its effectiveness under applicable SEC regulations and the Company has not filed its Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”), the Company shall not be in breach of its obligations under this clause (ii) for so long as the Company does not meet the conditions set forth in paragraph (c) of Rule 3-01 of Regulation S-X and uses commercially reasonable efforts to file the 2017 Form 10-K by February 28, 2018, but in no event later than the end of the Effectiveness Grace Period. The Company shall consult with the Shareholder if it intends to include in the Mandatory Shelf Registration Statement securities held by other securityholders of the Company and, if requested by the Shareholder, the Mandatory Shelf Registration Statement will not include such other securities.

(b) The Company shall use its commercially reasonable efforts to cause the Mandatory Shelf Registration Statement to remain continuously effective until the earliest of (A) the sale pursuant to a registration statement of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (B) the sale, transfer or other disposition pursuant to Rule 144 of all of the Registrable Securities covered by the Mandatory Shelf Registration Statement, (C) such time as all of the Registrable Securities covered by the Mandatory Shelf Registration Statement have been sold to the Company or any of its subsidiaries and (D) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement (the “Registration Period”). The Mandatory Shelf Registration Statement shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Shareholder, including an underwritten offering. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 1.

(c) If the Shareholder intends to distribute Registrable Securities under the Mandatory Shelf Registration Statement by means of an underwritten resale offering (an “Offering”), the Shareholder will so advise the Company by written notice (the “Offering Notice”). In such event, the Shareholder will have the right to select one managing underwriter for the Offering, provided that such managing underwriter is reasonably satisfactory to the Company and the Company shall cause there to be Full Cooperation. The Offering Notice shall specify the amount of Registrable Securities to be included in the Offering and the intended method or methods of disposition. If at the time the Shareholder provides an Offering Notice it is reasonably expected that other securityholders of the Company intend to effect an underwritten resale offering of Company securities and the underwriter for the Offering or an underwriter for the offerings to be conducted by other securityholders of the Company advise the Company that, in its reasonable opinion, the number of Registrable Securities to be sold by all securityholders of the Company is greater than the amount that can be offered without adversely affecting the marketability of the Offering (taking into consideration any intended distribution by the Prior Holders or Deerfield Holders in a concurrent underwritten resale offering), including the price at which such securities can be sold, the Company will include in such Offering the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the Offering, including the price at which such securities can be sold, and shall be allocated among the Registrable Securities, Prior Holder Securities and Deerfield Holder Securities, as applicable, pro rata among the holders thereof on the basis of the number of securities so requested to be included in such Offering owned by each such holder or in such other manner as they agree. The Shareholder shall be entitled to no more than four (4) Offerings pursuant to an Offering Notice under the Mandatory Shelf Registration Statement.

(d) If for any reason, despite the Company’s use of its best efforts to include all of the Registrable Securities in the Registration Statement filed pursuant to Section 1(a) above (and subject to Section 3(s) below), the SEC does not permit all of the Registrable Securities to be included in, or for any other reason any Registrable Securities are not then included in, such Registration Statement, then the Company shall prepare, and, as soon as practicable but in no event later than the Additional Filing Deadline, file with the SEC an additional Registration Statement covering the resale of all Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the 1933 Act.

2. Piggyback Registrations.

(a) Right to Piggyback. At any time after the date hereof, whenever the Company proposes to register shares of Company Common Stock (“Common Shares”) (other than pursuant to (i) registrations on Form S-8 or any similar form(s) solely for registration of securities in connection with an employee benefit plan or dividend reinvestment plan, (ii) registrations on Form S-4 or any similar form(s) solely for registration of securities in connection with a business combination, (iii) a Mandatory Shelf Registration Statement, (iv) a shelf registration statement filed for Vatera Healthcare Partners LLC pursuant to the Prior Registration Rights Agreements or for affiliates of Deerfield Management Company L.P. (the “Deerfield Holders”) pursuant to the Debt Commitment Letter (as defined in the Purchase Agreement) or (v) a registration statement for any “at the market” offering similar in type to that contemplated by the Company’s existing sales agreement with Cowen and Company, LLC), whether for its own account or for the account of one or more securityholders of the Company, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Shareholder of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within 15 days after the date of the Company’s notice (a “Piggyback Registration”). The Shareholder will keep confidential such notice of Piggyback Registration until such information is publicly disclosed by the Company. Once the Shareholder has made such a written request, it may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the anticipated effective date of such Piggyback Registration. The Company may terminate or withdraw any registration initiated by it and covered by this Section 2 prior to the effectiveness of such registration, whether or not the Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 2(c) the Company will have no liability to the Shareholder in connection with such termination or withdrawal.

(b) Underwritten Registration. If the registration referred to in Section 2(a) is proposed to be underwritten, the Company will so advise the Shareholder in the written notice given pursuant to Section 2(a). In such event, the right of the Shareholder to registration pursuant to this Section 2 will be conditioned upon the Shareholder’s participation in such underwriting and the inclusion of the Shareholder’s Registrable Securities in the underwriting, and the Shareholder will (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If the Shareholder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

(c) Piggyback Registration Expenses. Except to the extent prohibited by applicable law, the Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(d) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities and Prior Holder Securities requested to be included in such registration, pro rata among the Shareholder and the Prior Holders of such securities on the basis of the number of Registrable Securities and Prior Holder Securities so requested to be included therein owned by each such holder or in such other manner as they may agree, and (iii) third, other securities requested to be included in such registration.

(e) Priority on Secondary Registrations. If a Piggyback Registration relates solely to an underwritten secondary registration on behalf of other holders of the Company’s securities, and the managing underwriters advise the Company that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, the Company will include in such registration the maximum number of securities that in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, including the price at which such securities can be sold, which securities will be so included in the following order of priority: (i) first, the securities requested to be included therein by the holders requesting such registration, (ii) second, (A) to the extent none of the securities in subsection (i) above are Registrable Securities, Deerfield Holder Securities or Prior Holder Securities then Registrable Securities, Deerfield Holder Securities and Prior Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they agree, (B) to the extent the securities requested in subsection (i) are Registrable Securities then Prior Holder Securities and Deerfield Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree or (C) to the extent the securities requested in subsection (i) are Prior Holder Securities then Registrable Securities and Deerfield Holder Securities pro rata among the holders thereof on the basis of the number of securities so requested to be included therein owned by each such holder or in such other manner as they may agree so requested to be included therein and (iii) third, other securities requested to be included in such registration.

3. Registration Procedures. Whenever the Shareholder has requested that any Registrable Securities be registered pursuant to this Agreement (or in connection with the Mandatory Shelf Registration Statement), the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of disposition thereof. Without limiting the generality of the foregoing, the Company will, as expeditiously as commercially reasonable:

(a) prepare and (except with respect to the Mandatory Shelf Registration Statement) file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with FINRA and thereafter use its commercially reasonable efforts to cause such

Registration Statement to become effective; provided, that before filing a Registration Statement or any amendments or supplements thereto, the Company will furnish to one firm of counsel selected by the Shareholder copies of all such documents proposed to be filed. The Company will not file any Registration Statement or amendments or post-effective amendments or supplement to such Registration Statement to which such counsel will have reasonably objected in writing on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules and regulations thereunder.

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than six months or, if such Registration Statement relates to an underwritten offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the Shareholder set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the 1933 Act), and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Shareholder set forth in such Registration Statement;

(c) furnish to the Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, all exhibits and other documents filed therewith and such other documents as the Shareholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) use its commercially reasonable efforts to cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the Shareholder to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(f) immediately notify the Shareholder and any underwriter(s), at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the occurrence of any event which will have the result that, the prospectus contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g) notify the Shareholder (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for any of such purposes;

(h) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which Common Shares are then listed;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(j) enter into such customary agreements (including underwriting agreements with customary provisions) and take all such other actions as the Shareholder or the underwriters, if any, reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;

(k) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 12(a) of the 1933 Act and Rule 158 thereunder;

(l) make available for inspection by the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder or any such underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, that the Shareholder will, and will use its commercially reasonable efforts to cause each such underwriter, accountant or other agent to enter into a customary confidentiality agreement in form and substance reasonably satisfactory to the Company; provided further, that such confidentiality agreement will not contain terms that would prohibit any such Person from complying with its obligations under applicable law or Nasdaq rules;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use its commercially reasonable efforts promptly to obtain the withdrawal of such order;

(n) enter into such agreements and take such other actions as the Shareholder or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for and participating in such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(o) prepare and deliver for inclusion in the prospectus pro forma financial statements with respect to the Purchase in compliance with Regulation S-X of the 1933 Act and, if such registration relates to an underwritten offering, obtain a comfort letter, addressed to the Shareholder (and, if such registration includes an underwritten public offering to the underwriters of such offering), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters;

(p) if such registration relates to an underwritten offering, provide a legal opinion of the Company’s outside counsel, addressed to the underwriters of any underwritten public offering, with respect to the Registration Statement and prospectus in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if such registration relates to an underwritten offering, furnish to the Shareholder such information and assistance as the Shareholder may reasonably request in connection with any “due diligence” effort which the Shareholder deems appropriate;

(r) use its commercially reasonable efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable to effect the registration of such Registrable Securities contemplated hereby; and

(s) if at any time the SEC advises the Company in writing that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act, the Company shall use its reasonable best efforts to persuade the SEC that the offering contemplated by a Registration Statement is a bona fide secondary offering and not an offering “by or on behalf of the issuer,” as defined in Rule 415, and that the Shareholder is not an “underwriter.” To the extent permitted by the SEC, the Shareholder shall have the right to participate or have their respective counsel participate in any meetings or discussions with the SEC regarding the SEC’s position and to comment or have their respective counsel comment on any written submission made to the SEC with respect thereto. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 3(s), the SEC refuses to alter its position, the Company shall remove from the Registration Statement such portion of the Registrable Securities as the SEC requires in writing be removed therefromand include such portion of the Registrable Securities on a new Registration Statement in accordance with Section 1(d) above.

The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to the Shareholder by name, or otherwise identifies the Shareholder as the holder of any securities of the Company, without the consent of the Shareholder, such consent not to be unreasonably withheld or delayed; unless such disclosure is required by law.

The Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

4. Registration Expenses.

(a) Except as otherwise provided for herein, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees (including SEC registration and FINRA filing fees), fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in preliminary and final form, as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange or automatic quotation system on which similar securities issued by the Company are then listed (including Nasdaq). Notwithstanding the foregoing and subject to Section 4(b), all Selling Expenses in connection with the sale of Registrable Securities will be borne by the Shareholder.

(b) In connection with the Mandatory Shelf Registration Statement and each Piggyback Registration, the Company will reimburse the Shareholder for reasonable fees and disbursements, in an amount not to exceed $25,000, of one law firm, chosen by the Shareholder.

5. Indemnification.

(a) The Company agrees to indemnify and hold harmless, and hereby does indemnify and hold harmless, the Shareholder, its affiliates and their respective officers, directors and partners and each Person who controls the Shareholder (within the meaning of the 1933 Act) against, and pay and reimburse such holder, affiliate, director, officer or partner or controlling person for any losses, claims, damages, expenses, liabilities, joint or several, to which such holder or any such affiliate, director, officer or partner or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any “issuer free writing prospectus” (as defined in 1933 Act Rule 433), (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any violation or alleged violation by the Company of any rule or regulation promulgated under the 1933 Act, the 1934 Act, FINRA or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and the Company will pay and reimburse the Shareholder and each such affiliate, director, officer, partner and controlling person for the legal fees and expenses of one counsel, and any other nonlegal expenses, actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding or (iv) the failure to include, at the time of pricing any offering, the information required by Sections 12(a)(2) and 17(a)(2) of the 1933 Act; provided, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such Registration Statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the Shareholder expressly for use therein or by the Shareholder’s failure to deliver, to the extent required by law and except to the extent such failure results from a failure by the Company to comply with Section 3(f), a copy of the Registration Statement or prospectus or any amendments or supplements thereto after the Company has furnished the Shareholder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company, if requested, will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to at least the same extent as provided above with respect to the indemnification of the Shareholder.

(b) In connection with any Registration Statement in which the Shareholder is participating, the Shareholder will furnish to the Company in writing such information as required by law for use in connection with any such Registration Statement or prospectus and will indemnify and hold harmless the Company, its directors and officers, each other Person who controls the Company (within the meaning of the 1933 Act) and each underwriter (to the extent required by such underwriter) against any losses, claims, damages, expenses, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which the Company or any such director or officer, any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, actions or proceedings arise out of or are based upon (i) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Shareholder will reimburse the Company and each such director, officer, underwriter and controlling Person for any legal or any other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, liability, action or proceeding, but in each case only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in reliance upon and in conformity with written information furnished to the Company by the Shareholder and stated to be specifically for use therein; provided, that the obligation to indemnify and hold harmless will be individual and several to the Shareholder and will be limited to the amount of net proceeds (after giving effect to underwriters’ discounts and commissions) received by the Shareholder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder except to the extent that such indemnifying party is materially prejudiced as a result of such failure to give notice.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the registration and sale of any securities by any Person entitled to any indemnification hereunder and the expiration or termination of this Agreement.

(e) If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relevant fault of the indemnifying party and the indemnified party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount the Shareholder will be obligated to contribute pursuant to this Section 5(e) will be limited to an amount equal to the net proceeds to the Shareholder of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which the Shareholder has otherwise been required to pay in respect of such loss, claim, damage, expense, liability or action or any substantially similar loss, claim, damage, expense, liability or action arising from the sale of such Registrable Securities).

6. Participation in Underwritten Registrations.

(a) The Shareholder may not participate in any registration hereunder that is underwritten unless it (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s); provided, that the Shareholder will not be required to sell more than the number of Registrable Securities that it has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by the Shareholder’s failure to cooperate, will not constitute a breach by the Company of this Agreement, provided that the Company delivers a certificate by the Chief Executive Officer or Chief Financial Officer of the Company to the Shareholder that, in its opinion, the Shareholder’s failure to cooperate has frustrated the Company’s ability to comply with this Agreement). Notwithstanding the foregoing, the Shareholder will not be required to agree to any indemnification obligations on the part of the Shareholder that are materially greater than its obligations pursuant to Section 6(b).

(b) The Shareholder agrees that, if it is participating in any registration hereunder, upon receipt of any notice from the Company of the happening of any event of the kind described in subsection 3(f) above, the Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until it receives copies of a supplemented or amended prospectus as contemplated by such Section 3(f). In the event the Company gives any such notice, the applicable time period during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(b) to and including the date when the Shareholder will have received the copies of the supplemented or amended prospectus contemplated by Section 3(f).

7. Rule 144; Legend Removal.

(a) Facilitation of Sales Pursuant to Rule 144. The Company covenants to the Shareholder, the Company shall use its commercially reasonable efforts to (i) timely file the reports required to be filed by it under the 1934 Act or the 1933 Act (including the reports under Sections 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144), and (ii) make and keep public information available as those terms are understood and defined in Rule 144 under the 1933 Act, all to the extent required from time to time to enable the Shareholder to sell Registrable Securities without registration under the 1933 Act within the limitations of the exemption provided by Rule 144. Upon the request of the Shareholder in connection with its sale pursuant to Rule 144, the Company shall deliver to the Shareholder a written statement as to whether it has complied with such requirements.

(b) Availability of Rule 144 Not Excuse for Obligations. The fact that the Shareholder may become eligible to sell its Registrable Securities pursuant to Rule 144 shall not (i) cause such Securities to cease to be Registrable Securities or (ii) excuse the Company’s obligations set forth in this Agreement.

(c) Upon request of the Shareholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the 1933 Act and applicable state laws, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities, including by providing any opinion of counsel to the Company that may be reasonably required by the transfer agent to effect such removal.

8. Term. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the consent of the Shareholder or its successor(s) in interest, (b) the fifth anniversary of the effective date of the Mandatory Shelf Registration Statement and (c) the dissolution, liquidation or winding up of the Company.

9. Lock-Up Restrictions. During the Lock-Up Period, the Shareholder agrees not to Transfer any of the Lock-Up Shares except (i) as a bona fide gift; (ii) to any wholly-owned subsidiary thereof; (iii) pursuant to any take-over bid, acquisition, sale or merger involving the Company or the Shareholder; (iv) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Purchase; (v) sale of Lock-Up Shares to satisfy any tax liability associated with the Registrable Securities; (vi) any forward sale, hedging or similar transaction, including but not limited to any transaction by which any economic risks and/or rewards or ownership of, or voting rights with respect to, any such Lock-Up Shares are affected; or (vii) with the prior written consent of the Company provided that in each case to the extent practicable such transferees agree to be bound by the restrictions set forth in Section 9. Any Transfer or attempted Transfer in violation of this Section 9 shall, to the fullest extent permitted by applicable law, be null and void ab initio.

10. Additional Covenants of the Company; Certain Restrictions.

(a) The Company covenants to do all that is necessary to comply with its obligations hereunder including, but not limited to, obtaining the requisite consents of the Prior Holders in accordance with the Prior Registration Rights Agreements.

(b) Suspension.

i. Notwithstanding any provision of this Agreement to the contrary, if the Board of Directors of the Company determines in good faith that it is in the best interests of the Company to suspend the use of any or all registration statements covering shares of common stock held by any securityholder of the Company, the Company, by written notice to the Shareholder, may direct the Shareholder to suspend sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement for such time as the Company reasonably may determine is necessary and advisable, but in no event for more than thirty (30) consecutive days (the “Suspension Period”), but only if either of the following events will occur: (A) there is material non-public information regarding the Company that (1) the Board of Directors of the Company determines not to be in the Company’s best interest to disclose, (2) would, in the good faith determination of the Board of Directors of the Company, require any revision to the Mandatory Shelf Registration Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (3) the Company is not otherwise required to disclose such material nonpublic information pursuant to SEC reporting obligations at the time a Suspension Notice (as defined below) is delivered to the Shareholder; or

(B) the distribution of Registrable Securities would materially impede, delay or interfere with, or require premature disclosure of, (1) a proposed acquisition or disposition of assets by the Company (other than in the ordinary course of business) or any proposed material merger, consolidation, tender offer or other similar transaction or (2) a proposed material debt or equity financing of the Company and, upon consummation of any such transaction set forth in subclause (B)(1) would require the Company to disclose pro forma financial information pursuant to Article 11 of Regulation S-X; provided, however, that (x) the Company may only cause two (2) Suspension Periods to occur in any 12-month period; provided, however, that if the Effectiveness Grace Period is used by the Company then the Company may only cause one (1) Suspension Period to occur in the first 12-month period beginning on the effective date of the Mandatory Shelf Registration Statement, (y) at least 90 calendar days shall have elapsed between any two Suspension Periods and (z) no Suspension Period shall begin for at least 30 calendar days after the effective date of the Mandatory Shelf Registration Statement or, to the extent applicable, at least 30 calendar days after the end of the Effectiveness Grace Period.

ii. The Company will use its best efforts to promptly amend or supplement the Mandatory Shelf Registration Statement on a post-effective basis, if necessary, or to take such action as is necessary to make resumed use of the Mandatory Shelf Registration Statement so as to permit the Shareholder to resume sales of the Registrable Shares promptly upon the earlier to occur of (i) the Company delivering to the Shareholder an End of Suspension Notice (as defined below), and (ii) the end of the Suspension Period.

iii. In the case of an event described in Section 10(b)(i) that causes the Company to suspend the use of the Mandatory Shelf Registration Statement (a “Suspension Event”), the Company will give written notice (a “Suspension Notice”) to the Shareholder to suspend sales of the Registrable Shares, and such notice will state generally the basis for such suspension and that such suspension will continue only for so long as the Suspension Event or its effect is continuing and the Company is making its best efforts to terminate suspension of the effectiveness of the Mandatory Shelf Registration Statement as promptly as possible. The Shareholder will not effect any sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement (or such filings) at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below) and the Company will not permit any securityholder of the Company to effect any such sales pursuant to any shelf registration statement filed by the Company. The Shareholder may recommence effecting sales of the Registrable Shares pursuant to the Mandatory Shelf Registration Statement on the earlier of (i) the date that notice to such effect (an “End of Suspension Notice”) is delivered by the Company to the Shareholder, which End of Suspension Notice will be given by the Company to the Shareholder in the manner described above reasonably promptly following the conclusion of any Suspension Event and its effect and (ii) the end of the Suspension Period.

(c) Offering Lock-Up. In connection with any underwritten public offering of equity securities by the Company pursuant to which the Shareholder has the ability to include at least 50% of its Registrable Securities in such offering pursuant to Section 2(a) after giving effect to any “cut-back” in Section 2(e) (a “Specified Offering”), the Shareholder agrees to execute a lock-up agreement in favor of the Company’s underwriters covering the Registrable Securities not included in the Specified Offering on the terms and conditions required by the underwriters in a lock-up agreement (subject to customary exceptions and exclusions) for such Specified Offering, including with respect to the duration of the lock-up. The provisions of this Section 10(c) will no longer apply to the Shareholder once the Shareholder ceases to hold Registrable Securities or 5% or less of the outstanding equity securities of the Company.

(d) Registration Failure. If a Registration Failure occurs, then, in addition to all other available remedies that the Shareholder may pursue hereunder, the Company shall pay additional damages (the “Failure Payment”) to the Shareholder for each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to one percent (1.00%) of an amount equal to the aggregate purchase price for all Registrable Securities (as set forth in the Purchase Agreement) as of the date such Registration Failure occurs. Such payments shall accrue until the earlier of (i) such time as the Registration Failure has been cured and (ii) the date on which all of the Registrable Securities may be disposed of for the holder’s own account without restriction under Rule 144 (including, without limitation, volume restrictions but excluding any “current public information” requirement under Rule 144 so long as such requirement is then satisfied). Notwithstanding anything express or implied to the contrary in the foregoing provisions of this Section 10(d) or elsewhere in this Agreement, (1) no Failure Payment shall accrue or be payable with respect to any period after the expiration of the applicable Registration Period and (2) no Failure Payment shall accrue or be payable with respect to any period that a Registration Statement is unavailable for resales of Registrable Securities solely due to a breach by the Shareholder of its obligations under Section 6, Section 9 and Section 10(c) hereof.

11. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Filing Deadline” means, with respect to any Registration Statement that may be required pursuant to Section 1(d), (A) the first date or time (in each case no earlier than ten (10) days after the notice from the SEC referred to in this clause (A) is received) that such Registrable Securities may then be included in a Registration Statement if such Registration Statement is required because the SEC shall have notified the Company in writing that certain Registrable Securities were not eligible for inclusion on a previously filed Registration Statement, or (B) if such additional Registration Statement is required for a reason other than as described in (A) above, the tenth (10th) day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement is required.

“Additional Registration Deadline” means, with respect to any additional Registration Statement(s) that may be required to be filed pursuant to Section 1(d), (A) the forty fifth (45th) day following the first date or time (in each case no earlier than ten (10) days after the notice from the SEC referred to in this clause (A) is received) that such Registrable Securities may then be included in a Registration Statement if such Registration Statement is required because the SEC shall have notified the Company in writing that certain Registrable Securities were not eligible for inclusion on a previously filed Registration Statement, or (B) if such additional Registration Statement is required for a reason other than as described in (A) above, the fifty fifth (55th) day following the date on which the Company first knows, or reasonably should have known, that such additional Registration Statement(s) is required.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, provided that, for purposes of this Agreement, the Company shall not be deemed an Affiliate of the Shareholder, and the Shareholder shall not be deemed an Affiliate of the Company. For purposes of this definition, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day, except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated to close.

“Deerfield Holder Securities” means those securities with registration rights issued to Deerfield Holders in connection with the financing arrangement with the Company with the proceeds from such financing arrangement being used to finance the Purchase.

“FINRA” means the Financial Industry Regulatory Authority.

“Full Cooperation” means, in connection with any underwritten offering, where, in addition to the cooperation otherwise required by this Agreement, (a) members of senior management of the Company (including the chief executive officer and chief financial officer) reasonably cooperate with the underwriter(s) in connection therewith and make themselves reasonably available to participate in “road-shows” and other customary marketing activities in such locations (domestic and foreign) as reasonably recommended by the underwriter(s) (including one-on-one meetings with prospective purchasers of the Registrable Securities) and (b) the Company prepares preliminary and final prospectuses for use in connection therewith containing such additional information as reasonably requested by the underwriter(s) (in additional to the minimum amount of information required by law, rule or regulation).

“IRC” means the International Revenue Code of 1986, as amended.

“Lock-Up Period” shall mean the period from the Closing Date to the date that is 180 days after the Closing Date.

“Lock-Up Shares” means 1,656,851.4785 shares of Buyer Common Stock delivered to the Shareholder by the Company on the Closing Date.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Prior Holder” means a “Holder” as defined in the Prior Registration Rights Agreements.

“Prior Holder Securities” means those securities that constitute “Registrable Securities” under the Prior Registration Rights Agreements.

“Prior Registration Rights Agreements” means (i) the Registration Rights Agreement, dated February 12, 2012, by and among Cempra, Inc. and the persons set forth on Exhibit A attached thereto and (ii) the Registration Rights Agreement, dated as of November 3, 2017, by and among Cempra, Inc., Vatera Healthcare Partners LLC and the other shareholders set forth on the signature pages thereto.

“Register,” “registered” and “registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such Registration Statement, and compliance with applicable state securities laws of such states in which the Shareholder notifies the Company of its intention to offer Registrable Securities.

“Registrable Securities” means (i) any Common Shares issued or delivered to the Shareholder pursuant to the Purchase Agreement or otherwise acquired by the Shareholder and (ii) any Common Shares issued or issuable with respect to the shares referred to in the foregoing clause (i) by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (x) they have been effectively registered or qualified for sale by prospectus filed under the 1933 Act and disposed of in accordance with the Registration Statement covering them, (y) subject to Section 7(b), such Registrable Security has been sold by the Shareholder pursuant to Rule 144 under circumstances in which any legend borne by such Registrable Security relating to restrictions on transferability thereof, under the 1933 Act or otherwise, is removed by the Company; or (z) such Registrable Security shall cease to be outstanding. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion, exercise or exchange in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Registration Failure” means that (A) the Company fails to file with the SEC on or before the applicable filing deadline any Registration Statement required to be filed pursuant to Section 1(a) (the “Registration Deadline”), and for any additional Registration Statement required to be filed pursuant to Section 1(d) on or before the Additional Filing Deadline, (B) the Company fails to use its reasonable best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline and, if such effectiveness does not occur within such period, as soon as possible thereafter, of any Registration Statement that is required to be filed pursuant to Section 1(a), or fails to use its reasonable best efforts to keep each such Registration Statement current and effective as required in Section 1(b), (C) the Company fails to file any additional Registration Statement required to be filed pursuant to Section 1(d) of this Agreement on or before the Additional Filing Deadline or fails to use its reasonable best efforts to cause such additional Registration Statement to become effective on or before the Additional Registration Deadline, and, if such effectiveness does not occur within such period, as soon as possible thereafter, (D) the Company fails to file any amendment to any Registration Statement, required to be filed pursuant to Section 3(b) of this Agreement within thirty (30) days of the applicable date by which such amendment is required to be filed hereunder or fails to use its reasonable best efforts to cause such amendment to become effective within sixty (60) days of the applicable date by which such amendment is required to be effective hereunder, and, if such effectiveness does not occur within such period, as soon as possible thereafter, (E) any Registration Statement required to be filed under this Agreement, after its initial effectiveness and during the Registration Period, lapses in effect or sales of all of the Registrable Securities cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with this Agreement, the Company’s failure to file and use its reasonable best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to Sections 1(d) or 3 of this Agreement, as applicable, or otherwise), except to the extent such failure is expressly permitted under this Agreement, or (F) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the SEC within twenty five (25) days of the date that such SEC comments are received by the Company.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the 1933 Act.

“Rule 144” means Rule 144 under the 1933 Act or any successor or similar rule as may be enacted by the SEC from time to time, as in effect from time to time.

“SEC” means the Securities and Exchange Commission.

“Selling Expenses” means all underwriting discounts, fees, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and, to the extent agreed upon by the Shareholder and underwriters pursuant to an underwriting agreement, related out-of-pocket expenses of underwriters and such underwriters’ counsel applicable to the sale of the Registrable Securities.

“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any contract with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

12. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not, without the consent of the Shareholder, hereafter enter into any agreement and has not entered into any agreement, in each case with respect to its securities, that is more favorable or is inconsistent or conflicts with or violates the registration rights granted to the Shareholder pursuant to Sections 1 and 2 of this Agreement and notwithstanding anything to the contrary herein (but subject to the proviso of this clause (a)), for the avoidance of doubt, solely for purposes of determining whether such agreement is more favorable or is inconsistent or conflicts with or violates such registration rights, Sections 9 and 10 shall be disregarded; provided, that, the Company may enter into such agreement without the consent of the Shareholder if the Company delivers a written notice thereof to the Shareholder offering the Shareholder the option to elect to have the benefit of the demand registration rights and piggyback registration rights granted under such agreement with respect to the Registrable Securities, mutatis mutandis.

(b) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto will have the right to equitable relief, including specific performance and injunctive relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement.

(c) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only by the written consent of the Company and the Shareholder.

(d) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that the Shareholder may assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, to any other Person who acquires at least 25% of the Registrable Securities held by the Shareholder as of the date hereof from the Shareholder without the prior written consent of the Company; provided, further, that no such assignment or transfer shall relieve such assigning or transferring shareholder of its obligations hereunder, unless such transferee delivers a written instrument to the Company in which it agrees to be bound by all of the terms and conditions applicable to the Shareholder of the Registrable Securities.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery of the State of Delaware, or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereinafter have to the laying of the venue of any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12(j) shall be deemed effective service of process on such party.

EACH OF THE PARTIES HERETO HERBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i) Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required or advisable to carry out the provisions of this Agreement and the transactions contemplated hereby.

(j) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via e-mail (including via attached pdf document) to the e-mail address set out below, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or e-mail address set forth below:

To the Company:

Melinta Therapeutics, Inc.

300 George Street, Suite 301

New Haven, Connecticut 06511

Attention:          Paul Estrem

Facsimile:          (224) 377-8030

E-mail:                 pestrem@melinta.com

with a copy (which shall not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:        Gordon Caplan

                         Sean Ewen

Facsimile:       (212) 728-8111

E-mail:            gcaplan@willkie.com

        sewen@willkie.com

To the Shareholder:

The Medicines Company

8 Sylvan Way

Parsippany, New Jersey 07054

Attention: Stephen Rodin

Facsimile: (973) 656-9898

E-mail:      stephen.rodin@themedco.com

with a copy (which shall not constitute notice to the Shareholder) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York,  New York 10281

Attention:    Gregory P. Patti, Jr.

   Andrew P. Alin

Facsimile:   (212) 504-6666

E-mail:        greg.patti@cwt.com

andrew.alin@cwt.com

; or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(k) Entire Agreement. This Agreement, together with the Organizational Documents, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(l) No Waivers; Third Party Beneficiary Rights. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties hereto and any permitted transferee under Section 12(d) hereof) its heirs, successors, legal representatives or permitted assigns, any rights, remedies, obligations or liabilities under this Agreement

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the above date.

MELINTA THERAPEUTICS, INC.

By:	/s/ Paul Estrem
Name:	Paul Estrem
Title:	Chief Financial Officer

Shareholder

THE MEDICINES COMPANY

By:	/s/ Stephen M. Rodin
Name:	Stephen M. Rodin
Title:	Executive Vice President and General Counsel

[Signature Page to Registration Rights Agreement]